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Exhibit 10.63

EMPLOYMENT AGREEMENT

        This Employment Agreement, (the "Agreement") dated December 12, 2001 effective as of November 14, 2001, between Metromedia International Group, Inc., a Delaware corporation c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073 (the "Company"), the Company's wholly-owned subsidiary Metromedia International Telecommunications, Inc. ("MITI") and Matthew Mosner, residing at 18 Claremont Drive, Maplewood, New Jersey 07040 (the "Executive").

        WHEREAS, MITI and the Executive are parties to an employment agreement dated as of November 27, 2000 (the "MITI Employment Agreement");

        WHEREAS, the Company and Executive desire to terminate the MITI Employment Agreement and to provide for the Company's employment of Executive as the Company's Senior Vice President and General Counsel from and after the effective date of this Agreement;

        WHEREAS, the Executive desires to be employed by the Company from and after the effective date hereof on the terms and conditions herein provided; and

        WHEREAS, upon the execution of this agreement by the Company, Executive and MII, the MITI Employment Agreement shall have no further force and effect.

        NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

        I.    Definitions.    Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context indicates to the contrary.

          A.    "Affiliate"    means a person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another person or entity.

          B.    "Cause"    means (i) the Executive's willful breach of any of his agreements, representations, or covenants as set forth in this Agreement, which breach shall not have been cured within thirty (30) days after written notice thereof shall have been given to the Executive by the Company; or (ii) the indictment of, the filing of a criminal "information" against, or the conviction of the Executive of a felony, or other misdemeanor casting doubt on the Executive's trustworthiness or integrity. For purposes of sub-clause (i) of this Section 1 B, an act, or failure to act, on the Executive's part shall be considered "willful" if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company or a Subsidiary; provided, however, that in no event shall any matter resulting from any matter arising prior to November 8, 2000 which is in any way related to Metromedia International Telecommunications, Inc.'s ("MITI") former CEO or former General Counsel or the Company's actions relating to any such matters arising prior to the date of this Agreement be grounds for terminating the Executive for "Cause."

          C.    "Change in Control"    shall be deemed to have occurred if (A) following either (1) the acquisition of 30% or more of the voting securities of the Company by any person or persons (together with all affiliates as defined in the Securities Exchange Act of 1934, as amended, of such person or persons), whether by tender or exchange offer or otherwise, (2) a proxy contest for the election of directors of the Company, or (3) a merger, consolidation or other disposition or transfer of all or substantially all of the business or assets of the Company, (i) the persons constituting the Board of Directors of the Company immediately prior to the initiation of such event, cease to constitute a majority of the Board of Directors of the Company upon the occurrence of such event or within twelve (12) months after the occurrence of such event, and such change in the persons constituting the Board of Directors of the Company shall not have been approved by a majority of the persons constituting the Board of Directors of such entity immediately prior to the initiation of such event and (ii) following such event the scope of the Executive's powers, duties, responsibilities or authority under this Agreement materially changes or is reduced; or (B) a sale, transfer or other disposition of all or substantially all of the business or assets of the Company to a person or entity not controlled by or under common control with the Company shall have been consummated and following such event the scope of the Executive's powers, duties, responsibilities or authority under this Agreement materially changes or is reduced.

          D.    "Compete"    means engaging in a business as a stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or any other individual or representative capacity (unless the Executive's duties, responsibilities, and activities, including supervisory activities, for or on behalf of such business are not related in any way directly or indirectly to such "competitive activity", or unless the Executive is the owner of five percent (5.0%) or less of a publicly traded company and is a passive investor in that company) if it involves any of the following:

    1.
    During the Non-Compete period, engaging in the communications and media businesses in Eastern Europe, the republics of the former Soviet Union or in any other markets in which, at the time of determination, the Company or any of its Affiliates owns or operates a communications or media business, including, without limitation, a variety of telephony businesses including cellular operators; providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling and fixed wireless local loop; wireless and wired cable television networks and broadband networks; and FM radio stations (the "Company's Business").

    2.
    Rendering services or advice pertaining to the Company's Business to or on behalf of any person, radio station, firm, or corporation at any time during the Non-Compete Period in any such geographic areas; or

    3.
    During the Non-Compete period, employing or soliciting for employment any employees of the Company or any Subsidiary during the term of the Non-Compete Period as set forth in Article VII B.

          E.    "Disability"    means the inability or failure of the Executive, by reason of physical or mental illness or accident, for one hundred eighty (180) consecutive days (or sixty (60) consecutive days three or more times in any single period of three hundred sixty-five (365) consecutive days) to perform his duties under this Agreement.

          F.    "Invention"    means as follows:

    1.
    Any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses thereof, or writings of any kind, discovered, conceived, developed, made or produced or any improvement to them, and will not be limited to the definition of any invention contained in the United States patent laws;

    2.
    All matters subject to copyright protection under United States copyright laws;

    3.
    All matters subject to trademark protection under trademark laws of the United States or those of any state of the United States or under common law of any jurisdiction within the United States; and

    4.
    All matters subject to protection as trade secrets under the laws or common law of any state of the United States or of the United States.

          G.    "Notice of Termination"    means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

          H.    "Proprietary Information"    means any information relating to the business, operations or personnel of the Company (including any of the Company's Affiliates for the purposes of the confidentiality provision of this agreement) that has not previously been publicly released by a duly authorized representative of the Company and will include but will not be limited to such confirmation encompassed in all drawings, designs plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, personnel information and all methods, concepts, or ideas used in and which have or may have a material importance too the business of the Company and/or such Affiliate.

          I.    "Subsidiary"    means any corporation, partnership, limited partnership, or other business entity in which the Company or any other Subsidiary directly or indirectly owns or controls capital stock and/or ownership interests representing more than fifty percent (50%) of the total combined voting power of all classes of stock or ownership interests of such corporation, partnership, limited partnership, or other business entity.

          J.    "Term"    means the period of the Executive's employment for the Company, or any successors or assigns of the Company as provided for in Section III of this Agreement or as limited by Section VIII of this Agreement or elsewhere in this Agreement.

        II.    Employment.    The Company hereby agrees to continue to employ the Executive from and after the date hereof, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound.

        III.    Term.    The Company shall employ the Executive for a period commencing as of the date of this Agreement and expiring on December 31, 2003 (unless sooner terminated as provided herein). The Term may be extended or renewed upon mutual agreement of the parties hereto.

        IV.    Position and Duties    The Executive shall serve as the Senior Vice President and General Counsel of the Company, and shall have supervision and control over, and responsibility for all of the legal affairs of the Company and all Subsidiaries. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and all Subsidiaries.

        V.    Compensation.    The Executive shall be compensated as follows:

          A.    Salary.    In consideration of and in full payment for the due and faithful performance by the Executive of the Executive's duties hereunder, during the Executive's employment pursuant to this Agreement the Company will pay the Executive and the Executive agrees to accept a salary at the rate of $300,000.00 per annum or $25,000.00 per month (the "Base Salary").

          B.    Periodic Payments.    The Company will pay the Executive's Base Salary hereunder periodically on dates established by the Company, but not less frequently than once a month.

          C.    Bonus.    During the Term, in addition to the Base Salary set forth in    subparagraph A of this Section, the Executive shall be entitled to receive from the Company on February 28 of calendar years 2002 and 2003 a bonus of $50,000 (each a "Fixed Bonus"). In addition to the Fixed Bonus the Executive shall be entitled to receive, during the Term, a bonus determined in the discretion of the Compensation Committee of the Board of Directors of the Company ("Additional Bonus"). Any Fixed Bonus or Additional Bonus shall be paid to the Executive on the next regular scheduled pay period after the date on which the bonus is earned or as otherwise provided for by the Company's policies and procedures.

          D.    Expenses.    During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in connection with his services hereunder, including, without limitation, first-class or business-class travel and hotel accommodations, provided that the Executive shall account to the Company for such expenses in accordance with Company policy.

          E.    Employee Benefits; Programs; Life Insurance.    During the Executive's employment with the Company the Executive will be entitled to participate in and receive benefits under and in accordance with the provisions of any Company employee benefit plans which may hereafter be in effect which are applicable to the Executive or other employees generally of the Company and for which the Executive qualifies under and pursuant to such employee benefit plans. Nothing contained herein is intended in any way to obligate the Company to provide the Executive employee benefits of any description. The Company will have the sole and unlimited discretion to determine whether or not to provide any employee benefits, and, if so, the nature, extent and costs to the Company and/or employee of any employee benefits. The Company currently maintains a life insurance policy insuring the life of Executive in an amount equal to $500,000.

          F.    Stock Options.    (a) Subject to the approval of the Company's Compensation Committee of the Board of Directors, the Executive shall be entitled to receive under the Company's 1996 Incentive Stock Option Plan (the "1996 Plan"), an option to purchase 100,000 shares of the Company's common stock (the "New Option"). The New Option shall bear an exercise price equal to the fair market value on the date of grant or as otherwise determined by the Compensation Committee in accordance with the 1996 Plan. The New Option shall be granted pursuant to the 1996 Plan and on such terms and conditions as set forth in an agreement to be entered into between Executive and the Company (the "New Stock Option Agreement"); and

            (b)  In the event of the termination of the Executive's employment hereunder by the Company without Cause, then to the extent any New Option has not automatically become exercisable in accordance with its terms by reason of such termination, the Executive shall have the right to exercise in full, at anytime after such termination, any outstanding and unvested New Option, notwithstanding any waiting period, installment period or other limitation or restriction in the 1996 Plan or the New Stock Option Agreement.

  Except as specifically provided herein, nothing contained in this Agreement shall be deemed to modify in any respect the terms, provisions, or conditions of the New Stock Option Agreement and such terms, provisions and conditions of those agreements shall remain in full force and effect.

          F.    Vacations.    The Executive shall be entitled to five (5) weeks of paid vacation in each calendar year.

        VI.    Unauthorized Disclosures

          A.    Exclusive Property of the Company.    The Executive understands and agrees that all Inventions, or patents, trademarks, copyrights trade secrets or any other rights relating to any of the foregoing, which have or may have a material importance to the business of the Company and which are conceived or made by the Executive during the Executive's employment by the Company, either alone or with others, are the sole and exclusive property of the Company and/or Met International, Inc. and/or any Affiliate of the Company or Met International, Inc., whether or not they are conceived or made during the Executive working time for the Company, except to the extent generally known or knowable by the general public or persons generally knowledgeable in the radio broadcasting field.

          B.    Immediate Disclosure.    The Executive will immediately disclose to the Company any and all improvements, discoveries, ideas and inventions (whether or not patentable) heretofore made (other than those which are the property of the Executive's previous employers) or conceived by the Executive while in the employ of the Company which directly relates to the business of the Company, or hereafter made or conceived by the Executive while in the employ of the Company which directly relates to the business of the Company, either alone or in conjunction with others, whether or not made or conceived at the request or upon the suggestion of the Company, whether or not resulting from any work done in the course of the Executive's employment by the Company, and whether or not made or conceived during or outside of the usual hours of employment or upon or not upon any premises of the Company.

          C.    Assignment.    The Executive hereby assigns and will hereafter assign to the Company all present or future right, title and interest in and to all Inventions relating to the business of the Company referred to in subparagraphs B and C of this Section. The Executive will not disclose any such Inventions to any third party without the written consent of the Company.

          D.    Further Assurances.    At any time and from time to time during and after the Executive's employment by the Company, on the request of the Company, without further consideration, the Executive will: (i) Execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered by this agreement; (ii) Execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application procurement, maintenance, enforcement, and defense of patent applications and patents of the United States or other jurisdictions of such Inventions, for the perfection or enforcement of any trademarks, copyrights or trade secrets relating to such Invention, and for the transfer of any interest the Executive may have in such Inventions. Notwithstanding the foregoing after the Term of this agreement, unless the Executive's employment was terminated for cause, the Executive will be entitled to reasonable compensation for more than incidental time and effort required to be expended by the Executive to fulfill the Executive's responsibilities under this clause (ii); (iii) Execute any and all papers and comments which the Company considers to be necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright or applications therefore relating thereto. The Executive will execute all documents (including those referred to above) and do all other acts which the Company considers to be necessary to assist in the preservation of all the Company's interests in such Inventions.

          E.    List of Inventions or Improvements.    The Executive has identified on Exhibit A attached hereto a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by the Executive alone or in conjunction with others prior to the Executive's employment by the Company and which the Executive desires to be excluded from the operation of this agreement.

          F.    Confidentiality.    The Executive will regard, to the best of the Executive's ability, and preserve as confidential all Proprietary Information of the Company and/or any Affiliate of the Company that has been or may be obtained by the Executive during the Executive's employment by the Company or otherwise, whether the Executive has information in the Executive's memory, or in writing, or other physical form. The Executive will neither use for the Executive's benefit or purposes, nor disclose to others any Proprietary Information, either during the Term of this Agreement or thereafter, except as required by the conditions of the Executive's employment hereunder. This provision will not apply to Proprietary Information which has been voluntarily disclosed to the public by the Company and/or any Affiliate of the Company or for the benefit of the Company and/or any Affiliate of the Company or upon its or their express authorization or has been independently developed and disclosed by others' who are not subject to any obligations of confidentiality to the Company.

          G.    Preservation and Delivery.    The Executive will not remove from the premises of the Company or elsewhere, except as an employee of the Company in pursuit of the business of the Company, any documents or object containing or reflecting any Proprietary Information or any other property of the Company and/or Met International, Inc. The Executive recognizes that all such documents and objects, whether developed by the Executive or by someone else, are the exclusive property of the Company. Upon termination of the Executive's employment hereunder the Executive will forthwith deliver up to the Company all Proprietary Information, including, without limitation, all correspondence, accounts, records and any other documents or property made or held by the Executive or under the Executive's control in relation to the business or affairs of the Company, and no copy of any such Proprietary Information will be retained by the Executive.

          H.    Permitted Disclosures.    Under no circumstances and at no time, during or after the Term of the Executive's employment, will the Executive, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to any Proprietary Information, except in the course of the proper performance of the Executive's duties hereunder and the Executive acknowledges and agrees that any and all such information will be received by the Executive in confidential capacity.

        VII.    Non-Competition

          A.    During the Term.    While the Executive is employed by the Company during the Term of this Agreement, the Executive shall not Compete with any business then being conducted by the Company or any Subsidiary.

          B.    After the Term.    Upon the termination of this Agreement for any reason, the Company shall have the right to require the Executive not to compete ("Non-Compete Requirement") with the Company for a period of 3 months ("Non-Compete Period"). The Company shall notify the Executive, in writing, within ten (10) days of the termination of this Agreement of its intent to enforce the Non-Compete Requirement. If the Company elects to enforce the Non-Compete Requirement, it shall pay to the Executive in 3 consecutive equal monthly installments of $25,000 each, the total sum of $75,000.00. The first installment shall be due and payable 15 days after the date of termination. If the Company fails to notify Executive of its intent in writing to enforce the Non-Compete Requirement, as provided herein, the Executive shall be free to compete against Company or any business then being conducted by the Company.

          C.    Blue Penciling.    In the event the restrictions against engaging in a competitive activity contained in this Section VII shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          D.    Injunctive Relief.    The Executive acknowledges that a breach of the restrictions against engaging in a competitive activity contained in this Section VII will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive and the Company agree that if the Executive breaches the restrictions against engaging in a competitive activity contained in this Section VII, then the Company shall be entitled to injunctive relief, without posting bond or other security.

        VIII.    Termination.

          A.    Death.    The Executive's employment hereunder shall terminate upon his death.

          B.    Disability.    In the event of the Executive's Disability, the Company may terminate the Executive's employment hereunder.

          C.    Termination by the Company.    The Company may terminate the Executive's employment hereunder at any time, subject to the provisions of Section IX C hereunder.

          D.    Change in Control.    Upon a Change in Control, this Agreement may be terminated prior to the end of the Term at the option of the Executive, which termination shall be effective as of the date on which the Executive gives notice to the Company that he is terminating his employment pursuant to this Section VIII D.

          E.    Notice of Termination.    Any termination by the Company or by the Executive shall be communicated by a written Notice of Termination.

          F.    Date of Termination.    "Date of Termination" shall mean (i) if the Executive's employment is terminated as a result of the Executive's Disability, ten (10) days after a Notice of Termination is duly given, (ii) the date of the Executive's death, or (iii) if the Executive terminates his employment hereunder or his employment hereunder is terminated for any other reason, the date on which a Notice of Termination is duly given.

        IX.    Compensation Upon Termination or During Disability.

          A.    Death.    If the Executive's employment shall be terminated due to death, the Executive's estate or other legal representative shall be entitled to receive any Base Salary installments and any accrued reimbursable expenses (to the extent provided in this Agreement) due in the month of death. In the event of the Executive's death, rights and benefits of the Executive under employee benefit and fringe benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs.

          B.    Disability.    During any period that the Executive fails to perform his duties hereunder due to Disability, the Executive shall continue to receive his full Base Salary until the Executive's employment is terminated pursuant to Section VIII B hereof. After termination due to Disability, the Executive shall be paid disability benefits in accordance with any long-term disability plan of the Company, if any, then in effect. In the event of the Executive's Disability, rights and benefits of the Executive under employee benefit and fringe benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs.

          C.    Compensation Upon Other Termination.

      1.
      Except as provided below in Section IX C 2, if the Executive's employment shall be terminated for any reason other than Disability, the Company shall pay the Executive his full Base Salary and any accrued reimbursable expenses (to the extent provided in this Agreement) only through the Date of Termination. Any rights and benefits the

        Executive may have under employee benefit and fringe benefit plans and programs of the Company will be determined in accordance with the terms of such plans and programs.

      2.
      In the event the Executive's employment hereunder is terminated by the Company for other than Cause, then, in addition to the salary and employee benefits payable to the Executive pursuant to Section IX C 1 hereof, the Company shall pay the Executive an amount equal to six (6) month's Base Salary as set forth in Section V A and Fixed Bonus as set forth in Section V C; provided, however that if such termination is due to a Change in Control, then the Company shall pay to the Executive the Executive's Base Salary at the time of such termination, which amounts to Three Hundred Thousand ($300,000) Dollars.

      3.
      In the event the Term of this Agreement expires and the Executive's employment with the Company is not renewed, or if Executive elects at any time after June 1, 2002 to terminate this Agreement upon provision of two (2) month's advance notice of his intent to so, then in such event the Company shall pay the Executive an amount equal to six (6) month's Base Salary (as set forth in Section V A) and one year's Fixed Bonus (as set forth in Section V C) in a lump sum within fifteen (15) days of the expiration of the Term of this Agreement or within fifteen (15) days of the Executive's provision of notice of his intent to terminate this Agreement.

        X.    Successors; Binding Agreement.

          A.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by agreement in form and substance satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The foregoing shall not be required in the event of a public offering of the Company stock or a transfer of stock of the Company by a person or entity which controls the Company to an Affiliate of such person or entity.

          B.    As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section X or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          C.    The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate.

        XI.    Performance of Duties in Compliance With Law.    The Executive agrees to perform the Executive's duties in full compliance with all laws, rules and regulation of any relevant governmental authority applicable to the Company, its business and the performance of the Executive's duties pursuant to this agreement.

        XII.    Company Policies    The Executive agrees to comply with any and all the Company's policies, regulations and procedures including but not limited to those which now or hereafter may relate to the matters set forth in this agreement. Periodically, at the request of the Company, the Executive also agrees to execute and/or respond fully, truthfully, accurately and completely to all documents or questionnaires as may be subjected to the Executive in connection therewith.

        XIII.    Results of Breach.    In the event of a material breach or threatened material breach by the Executive of any of the provision of sections VI, XI or XII hereof the Company will be entitled to an injunction (without posting a bond or other security therefor) restraining the Executive from the commission of such breach, and any violation by the Executive of any of the provision of either such paragraph will be grounds for immediate termination of the Executive's employment hereunder for Cause.

        XIV.    Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Company:

      Metromedia International Group, Inc.
      c/o Metromedia Company
      One Meadowlands Plaza
      East Rutherford, NJ 07073
      Attn: Board of Directors

      with a copy to:

      Metromedia International Group, Inc.
      c/o Metromedia Company
      One Meadowlands plaza
      East Rutherford, NJ 07073

      If to the Executive:

      Matthew Mosner

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        XV.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time. This Agreement sets forth the entire understanding between the parties with respect to its subject matter, and supersedes any prior or contemporaneous agreements relating thereto.

        XVI.    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        XVII.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        XVIII.    Withholding.    Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

        XIX.    Choice of Law.    THIS AGREEMENT WILL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK.

        XX.    Entire Agreement.    This agreement (and the shareholders agreement to the extent incorporated herein) constitutes the entire understanding between the parties, cancel and supersedes all prior oral or written understanding and agreements between the parties hereto and cannot be changed or terminated orally but only by and instrument in writing signed by both parties hereto.

        XXI.    Survival.    The covenants, representations and warranties of this agreement will survive its execution, delivery and performance, and all accrued obligations will survive its termination.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
METROMEDIA INTERNATIONAL GROUP, INC.
By:	/s/ Carl Brazell Name: Carl Brazell Title: Director
THE EXECUTIVE:
By:	/s/ Matthew Mosner Matthew Mosner

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EMPLOYMENT AGREEMENT